UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2013

Pandora Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35198	94-3352630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Webster Street, Suite 1650

Oakland, CA 94612

(Address of principal executive offices, including zip code)

(510) 451-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pandora Media, Inc. (the “Company” or “Pandora”) today announced that Michael Herring was appointed as the Company’s Chief Financial Officer, effective February 1, 2013.

Prior to joining Pandora, Mr. Herring, age 44, served as the vice president of operations at Adobe Systems Incorporated, a provider of digital marketing and digital media solutions, from 2009 to 2013. Mr. Herring served as the chief financial officer and executive vice president of Omniture, Inc., a provider of online business optimization software, from 2004 to 2009. Prior to Omniture, Mr. Herring served as the chief financial officer of MyFamily.com (now Ancestry.com), having joined the company through the acquisition of Third Age Media in 2000. At Third Age Media, Mr. Herring served as vice president of finance. Prior to Third Age Media, he served as controller of Anergen Inc.

Pursuant to the terms of Mr. Herring’s at-will offer letter with the Company, he will receive an annual base salary of $350,000. He will receive a one-time signing bonus of $50,000 within 30 days of his start date (subject to repayment if he resigns within one year of his start date) and be eligible for a target bonus equal to 60% of his base salary under the Company’s Corporate Incentive Plan for fiscal 2014. His offer letter also provides for the grant of a stock option to purchase 1,250,000 shares of the Company’s common stock, with an exercise price equal to the fair market value on the grant date, subject to vesting over five years, with 20% vesting in February 2014 and the remainder vesting monthly over four years thereafter. Mr. Herring will be eligible to receive severance benefits under the Company’s executive severance and change in control policy, as previously filed by the Company. The Company has also entered into its standard form indemnification agreement with Mr. Herring.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PANDORA MEDIA, INC.

Dated: February 4, 2013	By:	/s/ Delida Costin
Delida Costin
Senior Vice President, General Counsel and Secretary

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